Exhibit 3.3

Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 91210311MA10P76DL

Enterprise Name: Wu Nong

Technology (Liaoning) Co., Ltd

Type of Enterprise: Limited Liability Company

Address: 1183 Anhai Road, Qianshan District, Anshan City,

Liaoning

Legal Representative: YU ZE

Registered Capital: RMB8880000

Date of Establishment: 4 November 2020

Validity Term: Sustainable operation

Scope of operation: Software technology development and technical consultation; e-commerce (involving pre-administrative licensing, pre-administrative licensing documents must be obtained before operation); website construction; advertising business; cultivation of cereals, vegetables, horticultural crops, fruit trees and spice crops (branch operation only); electronic products and installation Prepare (except those prohibited or restricted by the state) sales; ticket agent; business management consulting; conference planning; exhibition planning; domestic trade; import and export of goods and technology. (Except for projects that require approval before registration as stipulated by laws, administrative regulations and decisions of the State Council). Production of electronic products, photographic equipment, computer hardware and software and auxiliary equipment, household appliances; warehousing services; labor dispatch (excluding intermediaries); photography and video services; equipment, electronic products, car rental; business management consulting; conference services; educational consulting (excluding consulting and intermediary services abroad); Machinery and equipment, hardware and telecommunications (excluding electric bicycles), building materials, electronic products, cultural goods, photographic equipment, computer software and hardware and peripheral equipment, cosmetics and sanitary products, chemical products (excluding hazardous chemicals and a class of ready-made drugs), sports goods, textiles, clothing, daily necessities, furniture, etc. Gold and silver jewelry, contraceptives (except contraceptives), feed, fresh fruits, vegetables, household appliances, small gifts, collections (excluding cultural relics), arts and crafts, primary edible agricultural products, clocks and glasses, toys, automobile and motorcycle accessories, instrumentation, ceramics, rubber and plastic products, flowers Wholesale, retail, production, import and export of goods and technology, Trade brokerage agency for plants, decorative materials, communication equipment, packaged seeds, fertilizers and pesticides (excluding hazardous chemicals and pesticides); sales of alcoholic products and pre-packaged foods (including refrigerated frozen food); sales of special foods, health foods and special foods Sales of medical formula food (excluding specific total nutrition formula food), infant formula milk powder and other infant formula food (food business license valid until October 10, 2021). (Enterprises independently choose business projects and carry out business activities according to law; sell veterinary drugs, wholesale publications, retail publications and projects subject to approval according to law, and carry out business activities according to approved contents after approval by relevant departments; they are not allowed to engage in business activities of projects prohibited or restricted by the city’s industrial policies.)

Shenzhen Market Supervision and Administration (seal)
April 28, 2019